Exhibit 99.1

Trade Street Residential Annouces Acquisition of TWO luxury apartment communities for $73.2 Million

– Strengthens Presence in North Carolina and Georgia –

– Continues to Reduce Portfolio Age with Focus on New Class-A Properties –

AVENTURA, FL, March 4, 2014 – Trade Street Residential, Inc. (NASDAQ: TSRE) (the “Company”), a fully-integrated owner and operator of high-quality apartment communities located primarily in the southeastern United States, today announced its planned acquisition of two apartment communities, containing an aggregate of 502 units for $73.2 million, with expected closings in March and April 2014.

During March 2014, the Company expects to close on the acquisition of Waterstone at Brier Creek, a 232-unit apartment community located in Raleigh, North Carolina, for approximately $32.7 million. In April 2014, the Company expects to acquire Waterstone at Big Creek, a 270-unit apartment community located in Alpharetta, Georgia for approximately $40.5 million.

“We are excited to announce the planned addition of these two well-located, luxury apartment communities," said Richard Ross, Interim Chief Executive Officer of Trade Street Residential. “The acquisition of these properties further expands our portfolio and strengthens our position in two of our core markets. With our strengthened balance sheet and attractive sources of financing in place, we will remain disciplined with our capital and continue to opportunistically grow our presence across the Sunbelt with high-quality, luxury communities, while remaining focused on improving our operating metrics and increasing our cash flow.”

“The addition of these two newly-constructed apartments will further reduce the average age of our portfolio to 11 years and provide an attractive opportunity for us to improve occupancy levels and rental rates in strong markets,” added Ryan Hanks, Chief Investment Officer of Trade Street Residential. “The greater Raleigh-Durham and Atlanta metropolitan areas are each experiencing rapidly expanding populations and employment levels that support improving portfolio operating metrics over time. We look forward to integrating these properties onto our platform upon respective acquisition closings.”

Waterstone at Brier Creek features a variety of floor plans with attractive amenities including private patios/balconies, 9-foot ceilings, gourmet kitchens, stainless steel appliances, walk-in closets and upscale wood grain flooring. The property amenities include a salt water swimming pool, fitness center, leisure courtyards and pet parks. The property is in close proximity to downtown Raleigh and downtown Durham. Construction of the property was recently completed in February 2014. The Company obtained a mortgage of $16.3 million for 8 years at a fixed rate of 3.7%, paying interest only for the full term of the loan.

Waterstone at Big Creek features luxury one, two, and three-bedroom apartments with high-end amenities including private patios/balconies stainless steel appliances, granite countertops and wood-style flooring. The property amenities include a high-tech fitness center, resort-style salt water swimming pool, lounge area, and richly landscaped grounds. The property is in close proximity to numerous upscale retail locations and downtown Atlanta. Construction of the property was recently completed in November 2013. The Company intends to utilize cash on hand and its current revolving credit facility to fund the purchase.

About Trade Street Residential, Inc.

Trade Street Residential, Inc. is a fully-integrated, self-managed real estate investment trust focused on acquiring, owning, operating and managing conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States, including Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, including the expected acquisition of the Avenues at Craig Ranch. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Investor Relations:

Stephen Swett

786-248-6099
ir@trade-street.com

Media Contact:

Jason Chudoba, ICR for Trade Street

646-277-1249

Jason.Chudoba@icrinc.com